Exhibit 3.4

CERTIFICATE OF INCORPORATION

OF

COEUR ALASKA, INC.

1. The name of the corporation is:

COEUR ALASKA, INC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is:

To engage in gold and silver mining.

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) and the par value of each of such shares is One Hundred Dollars ($100.00) amounting in the aggregate to One Hundred Thousand Dollars ($100,000.00).

5A. The name and mailing address of each incorporator is as follows:

Name	Mailing Address

V.A. Brookens	Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

J.L. Austin	Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

M.C. Kinnamon	Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

5B. The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified is as follows:

Name	Mailing Address

Dennis E. Wheeler	400 Coeur d’Alene Building 505 Front Avenue Coeur d’Alene, Idaho 83814

Justin L. Rice	400 Coeur d’Alene Building 505 Front Avenue Coeur d’Alene, Idaho 83814

Joseph C. Bennett	678 East South Temple Street Salt Lake City, Utah 84102

William E. Chatlos	165 Grandview Avenue North Caldwell, New Jersey 07006

Duane P. Hagadone	111 South First Street Coeur d’Alene, Idaho 83814

6. The corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make, alter or repeal the by-laws of the corporation.

8. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 30th day of July, 1987.

/s/ V.A. Brookens
V.A. Brookens
/s/ J.L. Austin
J.L. Austin
/s/ M.C. Kinnamon
M.C. Kinnamon

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